Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 26, 2020, The Brink's Company (“Brink's”, the “Company” or “we”) announced the planned acquisition of the majority of the cash solutions operations of G4S plc (“G4S”), as well as G4S International Logistics Group Limited (“G4Si”), a global provider of secure logistics and storage services, for approximately $860 million (£660 million) subject to working capital adjustments, with closings planned in multiple phases throughout 2020 (the “Acquisition”).

G4S is a global security and cash management company based out of the U.K. Its cash solutions business includes overall cash handling and cash management primarily for banks, retailers and other businesses whose primary function is not cash handling.

Due to the nature of the transaction, the Company has presented audited financial statements of the overall Acquisition. To date, the Company has closed on 11 of the 17 cash operations, as well as the secure logistics and storage services business included in the overall Acquisition, as follows:

•
On March 9, 2020, the Company completed the acquisition of G4Si. As G4Si closed prior to March 31, 2020, G4Si balances are included in the historical Brink’s balance sheet as of March 31, 2020 and in the historical Brink’s statement of operations for the quarter ended March 31, 2020 for the activity from March 9, 2020 through March 31, 2020.

•
Throughout the second quarter of 2020, the Company completed the acquisition of 10 of the G4S cash operations, including the Netherlands, Belgium, Ireland, Hong Kong, Romania, Czech Republic, Cyprus, Dominican Republic, Malaysia, and the Philippines.

•	On July 6, 2020 the Company completed the acquisition of G4S cash operations in Indonesia.
The Company expects to complete the acquisition of the remaining 6 cash operations before the end of 2020. The unaudited pro forma condensed combined financial statements (“pro forma financial information”) included reflect adjustments such that the final column of the pro forma financial information reflects only those operations that have been acquired as of the date of this filing.

Brink’s is financing the Acquisition primarily through incremental Term Loan A borrowings (as disclosed on a Current Report on Form 8-K filed with the SEC on April 3, 2020) and to a lesser extent a combination of borrowings under our revolving credit facility, cash on hand, operating cash inflows and the proceeds of the private offering of senior unsecured notes (as disclosed on a Current Report on Form 8-K on June 23, 2020) a portion of which were used to repay existing indebtedness under the revolving credit facility.

The pro forma financial information has been prepared based on the historical financial statements of Brink's and G4S, and are intended to provide information about how the Acquisition and related financings might have affected our historical financial statements. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2020, and the year ended December 31, 2019, combines the historical consolidated statements of operations of Brink's for the corresponding periods, derived from the Company’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”) on May 8, 2020, and Annual Report on Form 10-K filed with the SEC on February 28, 2020, with the respective historical combined income statement information of G4S as indicated below as if the Acquisition had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of March 31, 2020, combines the historical unaudited condensed consolidated balance sheet of Brink's, derived from the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 8, 2020, with the historical unaudited condensed combined balance sheet of G4S as of March 31, 2020 prepared by the Company for all operations subject to the overall planned Acquisition, both closed and not-yet-closed, as if the Acquisition had occurred on March 31, 2020.

The pro forma financial information should be read in conjunction with the accompanying notes to the pro forma financial information and:

•	the historical unaudited financial statements of Brink's Corporation for the quarter ended March 31, 2020, included in Brink’s Quarterly Report on Form 10-Q filed with the SEC on May 8, 2020;

•	the historical audited financial statements of Brink's Corporation for the year ended December 31, 2019, included in Brink's Annual Report on Form 10-K filed with the SEC on February 28th, 2020;

•	the historical audited financial statements of G4S for the year ended December 31, 2019, as filed in this Current Report on Form 8-K/A.
The pro forma financial information is presented using the acquisition method of accounting, with Brink's as the acquirer.

As discussed above, the planned Acquisition includes G4Si and the 17 cash operations, with closings planned in multiple phases throughout 2020 due to certain timing required to obtain necessary licenses and other approvals in the different countries. Therefore, to provide information about how the overall Acquisition and related financings might have affected our historical financial statements, the Company has presented the pro forma financial information as if the entire Acquisition had closed for all operations subject to the overall Acquisition, and included a column to subtract the pro forma financial information related to the remaining operations that have not yet closed as of this filing (the “To be Closed Entities”) to arrive at the pro forma financial information for the entities that have closed to date (the “Closed Entities”).

The pro forma financial information may differ materially from our final acquisition accounting for a number of reasons, including that our estimates of fair values of assets acquired and liabilities assumed are preliminary; and subject to change once the formal valuation is finalized.

The pro forma financial information is presented for informational purposes only. The pro forma financial information has been prepared in accordance with Article 11 of Regulation S-X of the SEC and is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the Acquisition as of the dates indicated, nor does it purport to project the future financial position or operating results of the combined company. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Acquisition.

The Brink's Company
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2020

in millions (USD) except per share data	Historical
	Brink's	G4S (Note 2)	IFRS to U.S. GAAP Adjustments (Note 3)		Pro Forma Adjustments (Note 4, 5)		Pro Forma Combined (All Entities)	Less: To be Closed Entities	Pro Forma Combined (Closed Entities)
Revenue	872.8	174.7	-		(1.6)	5i	1,045.9	(21.6)	1,024.3
Costs and expenses:
Cost of revenues	693.4	138.7	1.1	3a	(0.4)	5c,i,f	832.8	(14.8)	818.0
Selling, general and administrative expenses	148.1	27.0	0.2	3a,c	(1.9)	5b,i,f,j	173.4	(2.7)	170.7
Total costs and expenses	841.5	165.7	1.3		(2.3)		1,006.2	(17.5)	988.7
Other operating income (expense)	(5.1)	1.0	-		-		(4.1)	(0.3)	(4.4)
Operating profit	26.2	10.0	(1.3)		0.7		35.6	(4.4)	31.2
Interest expense	(20.0)	(6.0)	1.5	3a,c	(3.0)	4, 5i,f	(27.5)	(0.3)	(27.8)
Interest and other nonoperating income (expense)	(15.6)	4.0	(0.3)	3c	-		(11.9)	-	(11.9)
Income (loss) from continuing operations before tax	(9.4)	8.0	(0.1)		(2.3)		(3.8)	(4.7)	(8.5)
Provision (benefit) for income taxes	(12.2)	3.2	-		(0.5)	5h	(9.5)	(0.1)	(9.6)
Net income	2.8	4.8	(0.1)		(1.8)		5.7	(4.6)	1.1
Less net income attributable to noncontrolling items	1.0	0.9	-		-		1.9	-	1.9
Net income attributable to Brink's	1.8	3.9	(0.1)		(1.8)		3.8	(4.6)	(0.8)

Income per share attributable to Brink's common shareholders
Basic	0.03								(0.02)
Diluted	0.03								(0.02)
Weighted-average shares
Basic	50.6								50.6
Diluted	51.3								51.3

The Brink's Company
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Twelve Months Ended December 31, 2019

in millions (USD) except per share data	Historical
	Brink's	G4S (Note 2)	IFRS to U.S. GAAP Adjustments (Note 3)		Pro Forma Adjustments (Note 4, 5)		Pro Forma Combined (All Entities)	Less: To be Closed Entities	Pro Forma Combined (Closed Entities)
Revenue	3,683.2	822.4	-		(9.4)	5i	4,496.2	(100.5)	4,395.7
Costs and expenses:
Cost of revenues	2,832.1	625.6	3.0	3a,b	(3.7)	5c,i,f	3,457.0	(65.4)	3,391.6
Selling, general and administrative expenses	604.9	112.9	1.5	3a,c	8.7	5b,i,f,j	728.0	(13.4)	714.6
Total costs and expenses	3,437.0	738.5	4.5		5.0		4,185.0	(78.8)	4,106.2
Other operating income (expense)	(9.4)	0.8	-		(0.1)	5i	(8.7)	1.0	(7.7)
Operating profit	236.8	84.7	(4.5)		(14.5)		302.5	(20.7)	281.8
Interest expense	(90.6)	(14.9)	5.2	3a,c	(11.8)	4, 5i,f	(112.1)	1.3	(110.8)
Interest and other nonoperating income (expense)	(52.7)	5.9	(1.2)	3c	-	5i	(48.0)	-	(48.0)
Income (loss) from continuing operations before tax	93.5	75.7	(0.5)		(26.3)		142.4	(19.4)	123.0
Provision (benefit) for income taxes	61.0	22.8	(0.1)	3b,c	(5.60)	5h	78.1	1.2	79.3
Net income from continuing operations	32.5	52.9	(0.4)		(20.7)		64.3	(20.6)	43.7
Less net income attributable to noncontrolling items	4.2	7.3	-		-		11.5	-	11.5
Net income from continuing operations attributable to Brink's	28.3	45.6	(0.4)		(20.7)		52.8	(20.6)	32.2

Income per share attributable to Brink's common shareholders
Basic	0.56								0.64
Diluted	0.55								0.63
Weighted-average shares
Basic	50.2								50.2
Diluted	51.1								51.1

The Brink's Company
Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2020

in millions (USD)	Historical
	Brink's	G4S (Note 2)	IFRS to U.S. GAAP Adjustments (Note 3)		Pro Forma Adjustments (Note 4,5)		Pro Forma Combined (All Entities)	Less: To be Closed Entities	Pro Forma Combined (Closed Entities)
ASSETS
Current assets:
Cash and cash equivalents	274.4	249.0	-		(270.0)	5a	253.4	(16.9)	236.5
Restricted cash	237.7	30.4	-		-		268.1	-	268.1
Accounts receivable, net	643.3	174.0	-		-		817.3	(42.9)	774.4
Prepaid expenses and other	183.6	19.8	-		-		203.4	(1.1)	202.3
Total current assets	1,339.0	473.2	-		(270.0)		1,542.2	(60.9)	1,481.3
Right-of-use assets, net	261.1	-	79.9	3a	(0.3)	5f	340.7	-	340.7
Property and equipment, net	704.1	204.8	(79.9)	3a	12.4	5c	841.4	(24.4)	817.0
Goodwill	794.4	272.0	-		(2.70)	1, 5c,e,f	1,063.7	(12.9)	1,050.8
Other intangibles	275.7	3.2	-		197.8	5b	476.7	(0.2)	476.5
Deferred income taxes	255.4	19.8	-		0.4	5c	275.6	-	275.6
Other	171.2	137.8	-		-		309.0	(4.4)	304.6
Total assets	3,800.9	1,110.8	-		(62.4)		4,849.3	(102.8)	4,746.5
LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	14.1	5.3	-		-		19.4	-	19.4
Current maturities of long-term debt	74.0	23.5	(21.8)	3a	-		75.7	(5.4)	70.3
Accounts payable	151.6	202.0	-		-		353.6	(14.1)	339.5
Accrued liabilities	564.5	67.4	21.8	3a	12.1	5j	665.8	(0.7)	665.1
Restricted cash held for customers	176.4	-	-		-		176.4	-	176.4
Total current liabilities	980.6	298.2	-		12.1		1,290.9	(20.2)	1,270.7
Long-term debt	1,756.8	78.3	(69.8)	3a	590.0	4	2,355.3	(12.0)	2,343.3
Accrued pension costs	215.6	-	-		-		215.6	-	215.6
Retirement benefits other than pensions	343.1	52.0	-		-		395.1	(5.1)	390.0
Lease liabilities	212.5	-	69.8	3a	(6.1)	5f	276.2	-	276.2
Deferred income taxes	24.8	3.9	-		2.8	5c	31.6	-	31.6
Other	185.5	20.9	(0.4)	3b	-		206.0	(1.0)	205.0

Total liabilities	3,718.9	453.4	(0.4)		598.8		4,770.7	(38.3)	4,732.4
Equity:
Common stock, par value $1 per share	50.5	-	-		-		50.5	-	50.5
Capital in excess of par value	661.9	-	-		-		661.9	-	661.9
Retained earnings	449.9	646.6	0.4	3b	(661.2)	5c,e,j	435.7	(64.5)	371.2
Accumulated other comprehensive loss	(1,096.0)	-	-		-		(1,096.00)	-	(1,096.0)
Noncontrolling interests	15.7	10.8	-		-		26.5	-	26.5
Total equity	82.0	657.4	0.4		(661.2)		78.6	(64.5)	14.1
Total liabilities and equity	3,800.9	1,110.8	-		(62.4)		4,849.3	(102.8)	4,746.5

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The accompanying pro forma financial information presents the unaudited pro forma condensed combined statements of operations and balance sheet of Brink's based on the historical financial statements of Brink's and G4S after giving effect to the Acquisition, related financings, and pro forma adjustments as described in these notes. Pro forma adjustments are included only to the extent they are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the statements of operations only, expected to have a continuing impact on the combined results. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Acquisition.

The unaudited pro forma condensed combined statements of operations do not reflect non-recurring expenses directly attributable to the Acquisition, including fees to attorneys, accountants and other professional advisors, and other transaction-related costs. However, the impact of such expenses incurred subsequent to the balance sheet date are reflected in the unaudited pro forma condensed combined balance sheet as accrued liabilities. This amount does not include estimates for fees that are not readily determinable or factually supportable. The unaudited pro forma condensed combined statements of operations give effect to the Acquisition as if it had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet gives effect to the Acquisition as if it had occurred on March 31, 2020.

The historical consolidated financial statements of Brink's are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are shown in U.S. dollars. The historical combined financial statements of G4S are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), and are translated into U.S. dollars, for purposes of the pro forma financial information. The revenue and expenses were translated using average exchange rates for the periods noted, and the assets and liabilities were translated using the exchange rate as of the balance sheet date.

The Acquisition will be accounted for using the acquisition method of accounting, which requires an allocation of the purchase price to the net assets acquired, based on their fair values as of the date of the Acquisition. Pro forma purchase price allocation adjustments have been made for the purpose of providing pro forma financial information based on current estimates and currently available information. These amounts are preliminary and subject to revision based on final determination of fair value and the final allocation of the purchase price to the assets and liabilities of G4S, and the revisions could be material. The table below summarizes the preliminary allocation of purchase price to the assets acquired and liabilities assumed for purposes of the pro forma financial information as if the Acquisition closed on March 31, 2020 (using exchange rates as of that date, which will differ from those as of February 26th, 2020):

in millions (USD)
Consideration transferred	$860.0
Preliminary purchase price allocation
Net working capital	164.6
Property, plant and equipment	216.9
Net other assets (liabilities)	8.2
Total net tangible assets acquired	389.7
Identifiable intangible assets	201.0
Goodwill	$269.3

2. G4S Historical Financial Statements

G4S historical balances were derived from G4S’s historical financial statements described in the introduction and are presented under IFRS and converted from British pounds to U.S. dollars based on historical exchange rates. The historical combined operations statements of G4S were translated using the average exchange rate for the three months ended March 31, 2020 (1.24 $/£) and the average exchange rate for the year ended December 31, 2019 (1.31 $/£). The historical combined balance sheet of G4S as of March 31, 2020, was translated using the spot rate on March 31, 2020 (1.24 $/£).

The historical balances reflect certain reclassifications of G4S’s statement of operations and balance sheet categories to conform to Brink's presentation and are summarized below:

in millions (USD)
G4S Financial Statement Line	G4S Historical Amount	Brink's Financial Statement Line
Statement of Operations for the three months ended March 31, 2020
Net impairment losses on financial and contract assets	0.2	Cost of revenues
Selling, general and administrative expenses	7.5	Cost of revenues
	7.7	Cost of revenues
Statement of Operations for the twelve months ended December 31, 2019
Net impairment losses on financial and contract assets	0.5	Cost of revenues
Selling, general and administrative expenses	42.1	Cost of revenues
	42.6	Cost of revenues

G4S Financial Statement Line	G4S Historical Amount	Brink's Financial Statement Line
Balance Sheet as of March 31, 2020
Assets
Cash and cash equivalents	30.4	Restricted cash
Trade and other receivables - current	174.2	Accounts receivable
Trade and other payables - current	(0.2)	Accounts receivable
	174.0	Accounts receivable
Inventories	9.0	Prepaid expenses and other
Current tax assets	3.1	Prepaid expenses and other
Trade and other payables	(0.3)	Prepaid expenses and other
Trade and other receivables - current	8.0	Prepaid expenses and other
	19.8	Prepaid expenses and other
Property, plant and equipment	201.3	Property and equipment, net
Non-acquisition-related intangible assets	1.3	Property and equipment, net
Trade and other payables	1.0	Property and equipment, net
Trade and other receivables - non current	1.2	Property and equipment, net
	204.8	Property and equipment, net
Other acquisition-related intangible assets	2.6	Other intangibles
Non-acquisition-related intangible assets	0.6	Other intangibles
	3.2	Other intangibles
Investments	114.4	Other long-term assets
Trade and other receivables - non current	23.4	Other long-term assets
	137.8	Other long-term assets
Liabilities
Bank overdrafts	5.3	Short-term borrowings
Bank loans	1.2	Current maturities of long-term debt
Obligations under finance leases	22.3	Current maturities of long-term debt
	23.5	Current maturities of long-term debt
Current tax liability	2.2	Accrued liabilities
Provision- non current	6.1	Accrued liabilities
Trade and other payables	59.0	Accrued liabilities
Trade and other payables- non current	0.1	Accrued liabilities
	67.4	Accrued liabilities
Obligations under finance leases- non current	78.3	Long-term debt
Trade and other payables	0.1	Other liabilities
Provision- non current	20.8	Other liabilities
	20.9	Other liabilities

Further review may identify additional reclassifications that could have a material impact on the unaudited pro forma financial information of the combined company. At this time, Brink's is not aware of any reclassifications that would have a material impact on the unaudited pro forma financial information that are not reflected in the pro forma adjustments.

3. IFRS to U.S. GAAP Adjustments

IFRS differs in certain respects from U.S. GAAP. The following adjustments have been made to align G4S’s historical accounting policies under IFRS to Brink’s accounting policies under U.S. GAAP for purposes of this pro forma presentation.

a)	Leases — lessee accounting

Under IFRS, lessees only have one lease classification, which is similar to the finance lease classification under U.S. GAAP. Under U.S. GAAP, lessees must classify leases as either an operating lease or a finance lease, depending on whether certain criteria are met— the classification of the lease affects the balance sheet presentation and operations statement expense recognition timing and geography.

The Company determined that certain categories of G4S’s leased assets, including facilities, vehicles, and other equipment would be classified as operating leases under U.S. GAAP. Accordingly, the Company recorded an adjustment to approximate operating lease treatment for these asset categories based on the G4S lease information received to date. The impact of this adjustment resulted in a reclassification of right-of-use assets and lease liabilities on the balance sheet from finance to operating, and a reclassification of interest expense for finance leases to operating lease expense on the statement of operations, as follows:

in millions (USD)
	Balance Sheet Classification	As of March 31, 2020
Assets:
Finance leases	Property and equipment, net	(79.9)
Operating leases	Right-of-use assets, net	79.9
Liabilities:
Current:
Finance leases	Current maturities of long-term debt	(21.8)
Operating leases	Accrued liabilities	21.8
Noncurrent:
Finance leases	Long-term debt	(69.8)
Operating leases	Lease liabilities	69.8
	Statement of Operations	For the three months ended March 31, 2020	For the twelve months ended December 31, 2019
Finance leases	Interest expense	(1.3)	(4.5)
Operating leases	Cost of revenues	1.0	2.6
Operating leases	Selling, general and administrative expenses	0.3	1.8

b)	Accrued claims provisions
Differences exist between IFRS and U.S. GAAP relating to the timing of when to recognize provisions for losses related to legal claims. The Company determined that certain litigation loss provisions were recorded under IFRS that would not have met the threshold for recognition under U.S. GAAP. As a result, an adjustment of $(0.4) million was recorded to reflect a decrease in accrued claims provisions under U.S. GAAP.

c)	Defined-benefit Pension Plans
Under IFRS, actuarial gains and losses are recorded directly in other comprehensive income (loss) with no subsequent amortization. Under U.S. GAAP, actuarial gains and losses are recorded in other comprehensive income (loss) and then subsequently amortized as a component of net periodic pension cost. Brink’s utilizes the 10% corridor approach for actuarial gains and losses and amortizes them over the average remaining service period of covered employees on a straight-line basis. Additionally, components of net periodic pension costs including service cost, interest cost on projected benefit obligation and expected return on plan assets were evaluated under U.S. GAAP. Actuarial losses in 2019 from acquired G4S pension plans as well as an evaluation of net periodic pension cost for the periods resulted in the following adjustments to net periodic pension cost:

Statement of Operations	For the three months ended March 31, 2020	For the twelve months ended December 31, 2019
Amortization of actuarial losses	0.1	0.5
Service Cost	0.1	0.3
Interest Cost	0.6	2.6
Expected return on plan assets	(0.5)	(1.9)
Net pension cost under US GAAP	0.3	1.5
Less: net pension cost recorded under IFRS	0.2	0.7
Net pension cost adjustment	0.1	0.8

Further review may identify additional accounting policy differences that, when conformed, could have a material impact on the pro forma financial information of the combined company. At this time, Brink's is not aware of any other accounting policy differences that would have a material impact on the pro forma financial information that are not reflected in the pro forma adjustments.

4. Financing Adjustments

Brink’s is financing the Acquisition primarily through incremental Term Loan A borrowings (as disclosed on a Form 8-K filed with the SEC on April 3, 2020) and to a lesser extent a combination of borrowings under our revolving credit facility, cash on hand, operating cash inflows and the proceeds of the private offering of senior unsecured notes (disclosed on a Form 8-K on June 23, 2020) a portion of which were used to repay existing indebtedness under the revolving credit facility. For purposes of the pro forma presentation, interest expense and debt issuance costs were adjusted to reflect only the incremental Term Loan A borrowings. Interest rates for the Senior Secured Credit Facility are based on LIBOR plus a margin or an alternate base rate plus a margin. As of June 30, 2020, the one month LIBOR of 0.16% plus the margin of 1.75% was used to calculate the pro forma interest expense on the borrowings. Interest expense increased $2.8 million and $11.3 million for the three months ended March 31, 2020 and twelve months ended December 31, 2019, respectively. Associated debt issuance costs capitalized in connection with the borrowings were $2.0 million as of March 31, 2020. Incremental amortization related to the associated debt issuance costs totaled $0.1 million and $0.5 million for the three months ended March 31, 2020 and twelve months ended December 31, 2019, respectively.

5. Pro Forma Adjustments

The unaudited pro forma financial information reflects certain Acquisition-related adjustments and are as follows:

a)	Cash and cash equivalents
Represents a net decrease in cash and cash equivalents of $270 million stemming from the purchase of G4S including working capital adjustments for cash operations acquired at the time of filing.

b)	Intangible assets
Reflects the $197.8 million increase in other intangible assets, net of accumulated amortization, for the total $201.0 million preliminary valuation of intangible assets. The identified intangible assets are comprised primarily of customer relationships. The amortization of customer relationships, which is included as part of selling, general and administrative expenses, is based on the preliminary valuation and the estimated lives of customers following the Acquisition date. The estimated customer lives are assumed to range from 10 to 15 years based on the remaining useful life of customer relationships for the G4S Company.

in millions (USD)			Three months ended March 31, 2020	Year ended December 31, 2019
Intangible Asset	Preliminary Fair Value	Useful Life (in years)	Incremental Amortization
Customer relationships	201.0	10-15	4.0	16.1

c)	Property and equipment Useful life policy alignment
An adjustment was made to align the useful life used by G4S to depreciate armored vehicles that were not subject to the preliminary fair value step-up discussed below to the depreciable life used by Brink’s for such assets (from 9 years to 8 years, respectively). This depreciable life alignment resulted in a $2.3 million decrease to G4S’s net property and equipment as of March 31, 2020, and incremental depreciation of $0.2 million for the three months ended March 31, 2020 and $0.7 million the year ended December 31, 2019.

Preliminary fair value adjustment

For purposes of this unaudited pro forma financial information, the Company evaluated the preliminary fair values of the acquired G4S Operating equipment and Vehicles for certain key operations. An adjustment was made to record the increase to Property and equipment, net and the corresponding impact to depreciation expense for such acquired assets, as follows:

in millions (USD)				Three months ended March 31, 2020	Year ended December 31, 2019
Asset class	Preliminary Fair value	Adjustment	Useful life (in years)	Incremental Depreciation
Vehicles	16.4	3.5	3-6	0.2	0.7
Operating equipment	41.0	11.2	4-5	1.0	2.6
Total	57.4	14.7		1.2	3.3

For all other acquired property and equipment asset categories, the Company assumed that the carrying values of G4S property and equipment approximates its fair value, and as a result, no additional adjustment has been made to property and equipment or depreciation expense. This is a preliminary assumption based on information currently available and is subject to revision based on the final determination of fair value.

d)	Goodwill
Represents a net adjustment to pro forma goodwill resulting from the preliminary application of acquisition accounting to the assets and liabilities of G4S.

e)	G4S shareholders’ equity
The $647 million decrease reflects the elimination of the historical equity of G4S.

f)	Acquired leases
Under U.S. GAAP, for acquired leases in which the acquiree is a lessee, the acquirer must remeasure the lease liability at the present value of the remaining lease payments, as if the acquired lease were a new lease of the acquirer at the acquisition date using the acquirer’s applicable incremental borrowing rate for the lease. The acquired right-of-use asset is remeasured at the same amount as the lease liability, as adjusted to reflect favorable or unfavorable terms of the lease when compared with market terms.

Accordingly, adjustments have been made to reflect the remeasurement of the acquired leases as follows:

in millions (USD)
	Balance Sheet Classification	As of March 31, 2020
Assets:
Operating leases	Right-of-use assets, net	(0.3)
Liabilities:
Finance leases	Long-term debt	0.03
Operating leases	Lease liabilities	(6.1)

Statement of Operations	For the three months ended March 31, 2020	For the twelve months ended December 31, 2019
Interest expense	0.04	0.2
Cost of revenues	(0.2)	(0.1)
Selling, general and administrative expenses	0.1	1.6

g)	Amounts consist of other immaterial purchase price allocation adjustments
Further review may identify additional Acquisition related adjustments that could have a material impact on the unaudited pro forma financial information of the combined company. At this time, Brink's is not aware of any additional Acquisition-related adjustments that would have a material impact on the pro forma financial information that are not reflected or disclosed in the pro forma adjustments.

h)	Income tax adjustments
Adjustment to record the income tax impacts of the pro forma adjustments using a weighted average statutory tax rate of 19.35% for the three months ended March 31, 2020. These rates do not reflect the Company’s effective tax rate, which includes other items and may differ from the rates assumed for purposes of preparing these statements.

i)
Disposal of G4Si UK operations

On March 9, 2020, the Company completed the acquisition G4S International Logistics Group Limited (“G4Si”), a UK-based portion of G4S that specializes in secure logistics and storage of highly valuable commodities. As G4Si closed prior to March 31, 2020, G4Si balances are included in the historical Brink’s balance sheet as of March 31, 2020 and in the historical Brink’s statement of operations for the quarter ended March 31, 2020 for the activity from March 9, 2020 through March 31, 2020.

On March 10, the Company sold G4Si’s U.K.-based operations, which had 2019 revenue of less than $10 million; the sale resulted in no gain or loss. Accordingly, an adjustment was made to remove the results of the disposed G4Si UK operations from the combined pro forma financial information.

j)
Transaction costs

The $12.1 million increase in accrued liabilities and the corresponding offset to retained earnings reflects expenses incurred for transaction-related costs associated with the Acquisition, including success-based investment banker fees, professional fees and other costs. This amount does not include estimates for fees that are not readily determinable or factually supportable. These costs are excluded from the pro forma financial information as they are non-recurring charges directly attributable to the Acquisition.

The decrease in selling, general and other administrative expenses reflects the elimination of non-recurring transaction-related costs recorded in the historical financial statements of Brink’s of $5.4 million and $4.9 million for the three months ended March 31, 2020 and the year ended December 31, 2019, respectively.

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